Exhibit 99.1

NEORX REPORTS FIRST QUARTER 2004 RESULTS

Seattle, April 23, 2004 — NeoRx Corporation (NASDAQ: NERX) today reported results for the first quarter ended March 31, 2004.

The Company reported a net loss of $4.9 million (or $0.17 diluted loss per share on a loss applicable to common shares of $5.1 million) for the first quarter of 2004, compared with a net loss of $4.1 million ($0.16 diluted loss per share on loss applicable to common shares of $4.2 million) for the first quarter of 2003.

“This has been an eventful period in which we have positioned the Company for the best use of our resources to move forward with late-stage clinical trials,” said Jack L. Bowman, Chairman and CEO.  “Last month, we reported the opening of our phase III trial with STR™ for patients with multiple myeloma and we are continuing to add new clinical sites for this trial.  Earlier this month, we acquired a platinum-based compound, NX 473, which broadens our pipeline with a second anti-cancer drug shown to be effective in phase II clinical trials.  Additionally, we sold our early-stage Pretarget technology, a strategic move we believe to be prudent after discontinuing this program in mid-2002 and recognizing that we lacked the financial resources to pursue its continued development.”

Revenue for the first quarter of 2004 was $0.5 million, compared with $0.1 million for the first quarter of 2003.  Revenue for the first quarter of 2004 consisted of revenue from a milestone payment from Boston Scientific Corporation.  Revenue for the first quarter 2003 consisted of revenue from a facilities lease agreement.

Total operating expenses for the first quarter of 2004 increased 35% to $5.5 million from $4.1 million for the first quarter of 2003.

Research and development (R&D) expenses increased 44% to $3.8 million for the first quarter of 2004 from $2.6 million for the first quarter of 2003.  The increase in R&D expenses for the first quarter of 2004 was due to costs associated with the preparation for the opening of the STR phase III trial.  Also, increased costs were incurred at our Denton, Texas facility for preparation and validation of STR manufacturing activities.

General and administrative expenses increased 17% to $1.7 million for the first quarter of 2004, compared with $1.4 million for the first quarter of 2003.  Increases in G&A costs for the first quarter of 2004 relate primarily to higher personnel costs.

In February 2004, the Company raised $9.0 million in net proceeds through the sale in a private placement of 1,845,000 shares of a newly issued common stock.  The new common shareholders also received five-year warrants to purchase an aggregate of 922,500 shares of common stock at $7.00 per share.  Cash and investment securities as of March 31, 2004 were $31.9 million, compared with $27.5 million at December 31, 2003.  The Company currently believes that its existing cash will cover planned operating expenses into 2005, depending upon the scope and timing of the NX 473 clinical program, expected to begin in the second half of 2004.

NeoRx is a cancer therapeutics development company with headquarters in Seattle and manufacturing facilities in Denton, Texas. NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers where stem cell transplantation is indicated.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

Visit NeoRx at www.neorx.com.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Mike Jackson	Jody Cain (jcain@lhai.com)
(206) 281-7001	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

(Tables to follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003

REVENUES	$500	$116

OPERATING EXPENSES:

Research and development	3,782	2,621

General and administrative	1,677	1,432

Total operating expenses	5,459	4,053

Loss from operations	(4,959)	(3,937)

Other income(expense), net	29	10

Net loss before cumulative effect of change in accounting principle	(4,930)	(3,927)

Cumulative effect of change in accounting principle	—	190

Net loss	(4,930)	(4,117)

Preferred stock dividends	(125)	(125)

Loss applicable to common shares	$(5,055)	$(4,242)

Loss per share:

Basic and diluted loss per common share before cumulative effect of change in accounting principle	$(0.17)	$(0.15)

Cumulative effect of change in accounting principle	—	(0.01)

Basic and diluted loss per common share	$(0.17)	$(0.16)

Shares used in calculation of loss per share:

Basic and diluted	28,919	26,815

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS:
Cash and investment securities	$31,918	$27,501
Facilities and equipment, net	7,369	7,471
Other assets	594	719
Total assets	$39,881	$35,691

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,163	$2,089
Long-term liabilities	4,016	4,112
Shareholders’ equity	33,702	29,490
Total liabilities and shareholders’ equity	$39,881	$35,691